Exhibit 10.1

Re: First Security Group, Inc. 2012 Long-Term Incentive Plan

Dear         :

The purpose of this letter is to document amendments to: (i) the Restricted Stock Award, dated July 24, 2013, granted to you for          shares of First Security Group, Inc. common stock (the “Restricted Stock Award”) and (ii) the Incentive Stock Option Award, dated July 24, 2013, granted to you representing the opportunity to purchase up to          shares of First Security Group, Inc. common stock (the “Incentive Stock Option Award”) (collectively, the “Awards”).

The Compensation Committee of the Board of Directors of First Security Group, Inc. (the “Committee”), in its capacity as the administrative committee under the First Security Group, Inc. 2012 Long-Term Incentive Plan (the “Plan”), has authorized amendments to the Awards lengthening the service period over which the Awards will vest from three years to five years, such that the Awards vest in substantially equal one-fifth annual increments commencing with the date of grant, July 24, 2013. The purpose of the amendments is to enhance prospects for the future financial performance of First Security Group, Inc. by ameliorating the annual compensation expense associated with the Awards that must be recognized for financial accounting purposes.

The Committee, acting in its capacity as the administrative committee under the Plan, has the authority to adopt and give effect to any post-grant modifications to the Awards, subject, in this case, to your consent. You have indicated your willingness to consent to the modification given your own personal interests in ensuring the success of the Company as a member of its management team. As additional consideration supporting your consent, the Committee has approved a supplemental option award to be granted to you representing the opportunity to purchase up to five percent (5%) of the option shares subject to your Incentive Stock Option Award or [applicable number] option shares, the grant of which is subject to and conditioned upon your consent to the modification of the Awards as described herein.

Subject to your consent, which is to be indicated by your countersignature of this letter in the space provided below, the Awards are hereby modified as described below.

Exhibit 10.1

The Restricted Stock Award is amended by deleting the existing Schedule 1 thereto and by substituting therefor the following:

“SCHEDULE 1

FIRST SECURITY GROUP, INC.
2012 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD

Vesting Schedule

I.
Provided that the Employee remains in continuous service of the Company or any affiliate through the applicable Vesting Date described in this Part I, the Restricted Shares shall become vested in accordance with the following Vesting Schedule:

Vesting Dates	Percentage of Restricted Shares which are Vested Shares
July 24, 2014	20%
July 24, 2015	40%
July 24, 2016	60%
July 24, 2017	80%
July 24, 2018	100%

II.
Except as otherwise provided in this Vesting Schedule, any portion of the Restricted Shares which have not become Vested Shares shall be forfeited at the time the Employee’s service with the Company and its affiliates ceases, regardless of the reason. There shall be no proration for partial service.

III.
Notwithstanding Parts I or II, any and all remaining Restricted Shares shall become Vested Shares (i) in the event of the Employee’s death or Disability during his service with the Company and its affiliates ceases; or (ii) upon the occurrence of a Change of Control during his service with the Company and its affiliates ceases.”

Exhibit 10.1

The Incentive Stock Option Stock Award is amended by deleting the existing Schedule 1 thereto and by substituting therefor the following:

“SCHEDULE 1

VESTING SCHEDULE
INCENTIVE STOCK OPTION AWARD
ISSUED PURSUANT TO THE
FIRST SECURITY GROUP, INC.
2012 LONG-TERM INCENTIVE PLAN

A.
The Option Shares shall become vested Option Shares following the completion of a number of continuous years of service as an employee, director, or any other type of service provider of the Company or any Affiliate after the Grant Date as indicated in the schedule below.

Percentage of Option Shares which are Vested	Continuous Years of Service after the Grant Date
0%	Less than 1
20%	1, but less than 2
40%	2, but less than 3
60%	3, but less than 4
80%	4, but less than 5
100%	5 or more

B.
For purposes of the Vesting Schedule, Participant shall be granted a year of service for each twelve-consecutive-month period following the Grant Date during which the employment or any other service relationship between the Participant and the Company and its Affiliates continues. No credit will be given for completion of a partial year of service and no period of time following the Participant’s Termination of Employment and/or any other service relationship(s) with the Company (including all Affiliates) shall count towards the vesting of Option Shares.”

To the extent your Incentive Stock Option Award may vest in increments and has tiered exercise prices, the Award shall be construed so that the ordering of vesting shall apply first to that portion of any such Award with a lower exercise price prior to any portion of such Award with a higher exercise price.”

In addition to the foregoing amendments, you also acknowledge and confirm your understanding that, to the extent your Incentive Stock Option Award provides an opportunity that exceeds the statutory limits for incentive stock option treatment, your Award will be deemed to be a nonqualified stock option.

Exhibit 10.1

Except for the provisions of this letter, the terms of your Awards, and the governing provisions of the Plan, remain unchanged. This letter should be kept with all other documentation reflecting your Awards.

Please sign a copy of this letter in the space provided below to indicate your consent to these amendments of your Awards and return it to me at your earliest convenience.

Sincerely,

___________________________________
By:
Title:

I have read and understand the foregoing and consent to the amendment of my Awards.

___________________________________
Employee